VALUE ADDED RESELLER AGREEMENT

This Value Added Reseller Agreement ("Agreement") is made and effective this July 8, 2003, by and between Shanghai Broadband Network Inc., ("Developer") and Sichuan EleNet Soft-Tech Ltd. ("VAR").

Developer has developed certain software and/or has exclusive distribution rights of software which it markets directly to end users and also markets through intermediaries such as VAR.

VAR is in the business of creating and adding value to existing software and technology products and remarketing the value-added products to end users.

VAR desires to take a license in certain of Developer's products as identified on Exhibit A (the "Products") attached hereto, and to add value to same and remarket the value-added products, all pursuant to this Agreement.

NOW, THEREFORE, it is agreed:

1. Exclusive Appointment.

VAR is hereby appointed its an exclusive value-added resellor fur the Product of "Pronunciation Power" software in Sichuan Province, P.R. China pursuant to this Agreement. Would any other products be added in the future, an additional or a supplementary document is required for this agreement renew). VAR accepts such appointment and agrees to serve as a value-added reseller of the Products to end users as provided herein. Developer reserves the unrestricted right to sell, license, market and distribute or to grant to others the right to sell, license, market and distribute the Products and value added versions thereof for other region or district.

2. Products, Price and Discounts.

As used in this Agreement, the term "Developer's Product" shall mean the product manufactured and/or sold by Developer as below.

Pronunciation Power (online version software).

Prices, discounts, and other terms, if any, for the Products are set forth on Exhibit A. and are subject to change at any time, to take effect no sooner than the end of the Initial Term of this Agreement and following at least forty-five (45) days prior written notice by Developer.

3. Product Changes.

Developer has the right to modify, alter, amend or delete from the Products at any time at its discretion, following at least sixty (60) days prior written notice. VAR agrees not to remove from the Products any copyright notice included therein.

4. Ordering, Payment, Delivery, and Shipment [Non-Internet & Internet based products]

The Developer may provide Product in various formats; a) Combined LAN and Internet, and b) Internet, however, in any format other ancillary educational support Products may be sold to the VAR for resale. The following general terms cover terms relevant to logistics of Internet based Products.

The payment set forth as:

Product a (online version software) and b: with no pre-payment made by VAR prior to receiving revenue from chinavnet online sales, or share by each party the pre-paid card.

A. Purchases of Product pursuant to this Agreement shall be made by VAR using VAR's regular purchase order form; provided, however, additional, modified or conflicting terms and conditions on VAR's purchase order form shall not modify or amend this Agreement unless expressly agreed to in writing by Developer.

B. All orders must specify the Product or Products to be purchased; the appropriate purchase price; the requested ship date; and if applicable, state the appropriate tax exemption certificate number.

C. Shipment of the Products purchased by VAR hereunder shall be made F.O.B. Developer's facilities or such other location or locations as Developer may from time to time designate in writing. Developer shall have the right to make partial shipments, and each shipment shall be deemed a separate order and payment therefore shall become due in accordance with the terms of shipment. VAR shall take the license to the Products at the F.O.B. point and all risks of loss and expenses in connection with the Products shall thereafter be the responsibility of VAR; provided, however that Developer retains all applicable rights to the intellectual property contained in the Products (as herein set forth).

D. All purchase orders and amendments thereto must reference this Agreement and are subject to acceptance by Developer. Payment shall be made by VAR within thirty (30) days after the date of Developer's invoice. Each party shall be responsible to pay itself, as appropriate, for tax levied on the transactions, or business operations, or any personal property tax attributable herein.

E. For Products (online version software), the pre-paid cards may be made by chinavnet, or VAR, or Developer. A certain value and/or total amount of cards withhold for each selling segment is mutually determined by both parties. The revenue shared from to each party is based on allocated cards quantity. The work functions of billing/charging system for monitoring internet end-user connection and card-making are delegated to each party in separate.

5. License.

A. Developer grants and VAR accepts a limited license to the Products as provided in this Agreement. The license granted herein shall permit VAR to combine or include the Products with VAR's other software or hardware for the purpose of adding to or increase the value, functionality or utility of such software or hardware for VAR's end user customers. VAR shall not be permitted to use the Products for its internal business. VAR may not copy any of the Products or distribute or transfer the Products except as provided herein.

B. Developer hereby grants VAR a limited license to grant sublicenses of the Product to VAR's end user customers in the normal course of business. Any sublicense of the product by VAR shall be pursuant to a written license agreement, approved in advance by Developer as to form and substance which shall include at lease the following:

(i) VAR's sublicensee shall have no right to ropy, modify, reproduce, publish or convey any part of any Product.

(ii) VAR's sublicensee shall acquire no ownership in the Product.

(iii) VAR's sublicensee shall look solely to VAR in the event of any defect, damage or inoperability of the product or part thereof.

C. If VAR's sublicensee fails to perform any material obligation with respect to Product pursuant to its written sublicense agreement with VAR, then VAR shall cooperate with Developer to protect and enforce Developer's rights and title with respect to the Products.

6. Revenue Monitoring mechanism

A. Developer shall have the right to audit VAR's revenue record of any Products as provided in this Agreement.

B. VAR shall provide any reasonable means for Developer to monitor the revenue record of any Products as provided in this Agreement.

7. Confidentiality.

In the performance of this Agreement, each party may have access to confidential, proprietary or trade secret information owned or provided by the other party relating to software computer programs, object code, source code, marketing plans, business plans, financial information, specifications, flow charts and other data ("Confidential Information"). All Confidential Information supplied by one party to another pursuant to this Agreement shall remain the exclusive property of the disclosing party. The receiving party shall use such Confidential Information only for the purposes of this Agreement and shall not copy, disclose, convey or transfer any of the Confidential Information or any part thereof to any third party, except that VAR may sublicense the Products as set forth in this Agreement. Neither party shall have any obligation with respect to Confidential Information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of a receiving party; (ii) was previously known to the a receiving party or rightly received by a receiving party from a third party; or (iii) is independently developed by or a the receiving party.

8. VAR Sales Organization and Activities.

In connection with the performance of its obligations in this Agreement in a professional and business like manner, VAR agrees to:

A. Hire, train and employ at its place or places of business competent, professional and ethical sales, technical and support personnel to sell and support products.

B. Stay current with respect to information concerning the Products and, where appropriate, attend Developer's training with respect to the Products.

C. Maintain adequate human resource and other facilities to assure prompt handling of all inquiries, orders, shipments and after sale support for the Products.

D. Maintain, for demonstration purposes, adequate equipment and other resources to properly demonstrate the Products.

E. Provide prompt, reliable and competent technical and other assistance to VAR's end user customers with respect to the Products.

F. Conduct its business in a professional, businesslike manner that will reflect favorably on Developer and the Products, and not engage in deceptive, fraudulent, misleading, illegal or unethical business practices, whether with respect to the Products or otherwise.

G. Permit Developer the right of reasonable entry to visit and inspect VAR's place of business for the purpose of verifying, to the satisfaction of Developer, that VAR is performing its obligations under this Agreement.

9. Developer's Sales Assistance.

Developer will provide reasonable commercial and technical assistance to VAR as may be necessary and appropriate to assist VAR in effectively carrying out its obligations under this Agreement and in the promotion and sale of the Products to VAR's end user customers. Developer will from time to time and subject to availability provide to VAR and its agents sales promotion materials, technical manuals, sales aides and other materials helpful in the promotion or sales of the Product. Majority of sales support will be provided via web based multimedia training.

10. Limited Warranties.

A. Developer warrants that it is the owner of or otherwise has the right to license the Products and otherwise perform its obligations set forth herein.

B. Developer warrants that the media upon which the Products are included shall be free from defects in materials and workmanship for a period of thirty (30) days following the date of shipment. In the event any breach of warranty set forth in this Section 9.B., VAR's sole remedy and Developer's sole liability shall be for Developer to replace the defective media.

C. Developers warrants that for a period of thirty (30) days following shipment of the Products, each Product will perform the functions substantially according to Developer's regular specifications document with respect to such Product. In the event of any breach the warranty set forth in this section 9.C., VAR's sole remedy, and Developer's sole liability, will be that Developer must promptly repair the Products so as to conform to the warranty or, at Developer's election, refund the purchase price.

11. Disclaimer.

THE WARRANTIES OF DEVELOPER SET FORTH IN SECTION 9 ABOVE ARE EXCLUSIVE AND EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES. EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL DEVELOPER BE LIABLE TO VAR FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF DATA OR PROFITS, WITH A CLAIM BY REASON OF BREACH OF WARRANTY OR BASED ON CONTRACT, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF WHETHER DEVELOPER HAS BEEN ADVISED Of THE RISK OF SUCH DAMAGES IN ADVANCE.

12. Indemnification.

A. VAR agrees to indemnify and hold harmless Developer from and against loss, suit, damage or claim including reasonable attorney's fees and costs, arising out of or connecting with the sale, sublicense or use of any of the Products which have been modified by VAR or anyone else.

B. Developer shall, at its own expense, defend any suit that may be instituted against VAR or any end user customer of VAR for any alleged infringement of any United States patent, trademark or copyright related to the Product as provided by Developer hereunder, provided that:

1. Such alleged infringement consists only of the use of the Product in the manner for which the Product was designed by itself. and does not relate to any modification or alteration or combination with other works.

2. VAR gives Developer immediate notice in writing of any such suit and permits Developer, with counsel of its choice, to defend such suits.

3. VAR provides Developer all of the necessary information, assistance and authority, to enable Developer to defend such suit, and similarly causes all VAR's end user customers to similarly provide all needed information, assistance and authority, all at VAR's expense.

4. Developer's indemnity shall not apply with respect to any claim arising out of or based upon any modification of alteration of the Products created by or for Developer.

13. Relationship of the Parties.

It is expressly understood and agreed that the relationship between the parties is solely that of "seller" and "buyer". VAR is not, and shall not be, a power, agent, representative or joint venturer of Developer. VAR has no authority to assume or create any obligation for or on behalf of Developer, express or implied. with respect to the Products or otherwise.

14. Developer's Marks.

A. Developer hereby grants to VAR a limited, nonexclusive right to use Developer's regular tradenames, trademarks, titles and logos (the "Licensed Marks") in the advertising, promotion and sale of the Products. VAR shall not make or permit alteration or removal of tags, labels, or identifying marks placed by Developer on or within the Software program of any product. VAR will not use Developer's tradenames or abbreviations (with the exception of a logo or mark or graphic design provided by Developer which indicates VAR is an authorized reseller of Developer) in VAR's corporate title, or name or in any way that might result in confusion as to separate and distinct identities of Developer and VAR. Upon the expiration or earlier termination of this Agreement, the license granted to VAR in the Licensed Marks shall immediately terminate and VAR shall immediately cease and desist all use of the Licensed Marks.

B. VAR recognizes and acknowledges Developer's ownership and title to the Licensed Marks and the goodwill related thereto and agrees that any goodwill which accrues because of VAR's use of such marks shall become the property of Developer. VAR further agrees not to contest or take any action in opposition to any trademark, servicemark, tradename or logo of Developer or to use, employ or attempt to register any mark or tradename which is similar to any mark or name of Developer.

C. VAR shall apply the Licensed Marks only to products which have been manufactured in accordance with the standards of quality in materials, design, workmanship, use, advertising and promotion set forth in Developer's trademark use specifications and product control specification ("Control Specifications"), copies of which will be furnished to VAR in confidence pursuant to Section 7 of this Agreement.

15. Term and Termination.

A. This Agreement shall commence on July 8, 2003 and continue for a Term ending July 7, 2005. Thereafter, this Agreement shall continue until a party shall give notice to the other party of its desire to terminate this Agreement upon at least ninety (90) days prior written notice.

B. In the event that VAR has failed to pay any amount when due or is in breach or default of any other material obligation set forth in this Agreement, then Developer may notify VAR and if VAR has not paid the entire amount due or cured its other breach or default within twenty (20) days following such notice, then Developer may elect to terminate this Agreement.

C. In the event of any other breach or default of any material obligation owed by Developer in this Agreement, then the VAR may provide notice to Developer and if such breach or default is not cured within 30 days following such notice, the Agreement may be terminated by VAR.

16. Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services:

If to Developer:

Shanghai Broadband Network Inc.,
Suite 1013, Tomson Commercial Building, 710 Dong Fang Road, Pudong, Shanghai,
P.R.China; 200122

If to VAR:

Sichuan EleNet Soft-Tech Ltd.
Suite F, Level 11, New Times Plaza
No. 42 Wenwu Road,
Chengdu, Sichuan Province
610017

17. Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

18. Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the People's Republic of China.

19. Final Agreement.

This Agreement terminates and supercedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

20. Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF the parses hereto have executed this Value-Added Reseller Agreement as of the date first above written:

Shanghai Broadband Network, Inc.,
By: /s/ Yuguo Zhang
Yuguo Zhang
Chairman & Chief Executive Officer

Sichuan EleNet Soft-Tech Ltd.,
By: /s/ Steven Cheng
Steven Cheng
Chief Executive Officer & President

EXHIBIT A
Value Added Reseller Agreement

Pronunciation Power (online version)

Chinavnet - Sichuan Province Office: VAR will pay Developer ________ of the gross revenue received by the user of ChinavNet.